UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On March 4, 2016, the board of directors of Impax Laboratories, Inc. (the “Company”) approved a restructuring plan (the “Plan”) designed to reduce costs, improve operating efficiencies and enhance the Company’s long term competitive position. The Plan involves the closure of the Company’s Middlesex, New Jersey manufacturing and packaging site and a related reduction in workforce of approximately 213 positions at the site over the following 24 months. Pursuant to the Plan, products currently manufactured at the Company’s Middlesex facility will be transferred to the Company’s other facilities or to third party manufacturers. The Plan does not impact the Company’s research and development (R&D) activities at the Middlesex site. The Company currently expects the Plan to achieve annualized cost savings of between $23 million to $27 million and to realize these savings beginning in 2017.

The Company currently estimates that it will incur aggregate pre-tax charges in connection with the Plan of approximately $45 million to $53 million over the next two years. The Company currently expects that approximately $22 million to $25 million of such total charges will be incurred in 2016 and the balance incurred prior to the end of the first quarter 2018.

The following table provides a summary of the Company’s current estimate of charges by major type of cost associated with the Plan:

Type of Cost	Total Estimated Amount Expected to be Incurred

Employee termination and retention costs	$12 million to $14 million
Product transfer and lease costs (1)	$14 million to $16 million
Asset impairment and accelerated depreciation charges (2)	$19 million to $23 million
Total	$45 million to $53 million

(1)	Includes, among other items, costs to transfer products to other Company facilities and/or third party manufacturers and lease termination costs.
(2)	Includes, among other items, building exit costs.

The Company expects that out of the total charges, approximately $26 million to $31 million of such charges related to employee termination and retention costs, product transfer and lease termination costs and building exit costs will result in cash expenditures.

As the Plan is implemented, the Company’s management will reevaluate the estimated expenses and charges set forth above and may revise its estimates as appropriate, consistent with generally accepted accounting principles.

Cautionary Statement Regarding Forward-Looking Statements

This Item 2.05 contains forward-looking statements including, among other things, statements regarding the amount and timing of the expected charges and cash expenditures related to the announced Plan.  Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements made by the Company, including those that may be made in this Current Report on Form 8-K, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in revenues and operating income, delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities, the Company’s dependence on certain employees and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Item 8.01 Other Events.

On March 8, 2016, the Company received a Civil Investigative Demand (“CID”) from the U.S. Attorney Office, Southern District of New York, Civil Frauds Unit. The CID requests information and documents relating to the Company and any pharmacy benefit manager (“PBM”) concerning Zomig®, including any contracts between the Company and PBMs, as well as services performed by and payments to the PBMs pursuant to those contracts. The Company intends to cooperate with the U.S. Attorney Office in response to the CID. To the knowledge of the Company, no proceedings by the U.S. Attorney Office have been initiated against the Company at this time; however, no assurance can be given as to the timing or outcome of this investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2016	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons

		Name:	Bryan M. Reasons
		Title:	Senior Vice President, Finance and Chief Financial Officer